UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 1, 2012

CYTOCORE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-00935	36-4296006
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

414 North Orleans Street, Suite 510

Chicago, IL 60654

(Address of principal executive offices) (Zip Code)

(312) 222-9550

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2012, Cytocore, Inc. (the “Company,” “we” or “us”) appointed Dr. Mauro Scimia, Dr. Xavier Carbonell, and Dr. Augusto Ocana to serve as directors of the Company until our next annual meeting of stockholders and until their respective successors are duly appointed and qualified.

Dr. Scimia has served as a consultant to the Company since 2011. Prior to this, from 2009 to 2011, he served as a consultant to Greiner BioOne, a life sciences company, where he assisted with establishing distribution networks and developing a private laboratory network. During 2007 and 2008, he served as a consultant to Third Wave Technologies (Madison), a developer of cervical cancer screening tests, where he assisted with establishing distribution channels in Italy, France and Spain. From 2000 to 2006, Mr. Scimia served as the Country Manager for Cytyc Italy, a subsidiary of Cytyc Corporation. Prior to this, he served in several sales and management positions for several pharmaceutical and life sciences companies.

Dr. Carbonell has served as the Chief Executive Officer of Palex Medical, SA, a medical device distribution company located in Spain, since 2008. Prior to this, from 2004 to 2008, he served as the Oncology Business Unit Director for Amgen, a publicly traded biotechnology company. Prior to this, from 2002 to 2004, he was the Medical Director for the Oncology Business Unit at Novartis. Before Novartis, he held several positions in the medical oncology field, including serving as a Medical Oncologist at several public and private institutions.

Mr. Ocana has served as the President of Worldwide Business of the Company since 2006. Prior to this, from 1999 to 2006, he was a Senior Vice President, General Manager and Director of C.H. Werfen, S.A., where he focused on sales and market development. Prior to this, he served in sales and management roles for several corporations, including Abbott Laboratories.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytocore, Inc.

Date: March 7, 2012	By: /s/ Robert McCullough, Jr.
Robert McCullough, Jr.
Chief Executive Officer and
Chief Financial Officer